UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2023

Nate’s Food Co.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Event

(1) The Company officers and directors have agreed to cancel 1 billion shares of common stock reducing the number of common shares outstanding.

(2) The Company has embarked on an exciting initiative to create clinical trials focused on psychedelics. The aim is to develop and bring to market a diverse range of safe and effective therapeutic products based on psychedelics. To support this endeavor, the Company has initiated preliminary discussions with a reputable contract research organization based in Canada. Furthermore, the Company is actively exploring the possibility of expanding its team by adding experienced professionals with a proven track record in running successful clinical trials and bringing products to market.

(3) In addition to pursuing the new business venture mentioned above, the Company remains committed to expanding its bitcoin mining operation. With the expectation of acquiring additional units in the near future, the Company aims to bolster its bitcoin mining capacity while simultaneously developing the aforementioned psychedelics-based therapeutic products.

(4) The Company had proactively explored opportunities for acquiring an operating business. However, after careful consideration, no suitable acquisition targets that align with our strategic goals and vision were identified. As a result, the Company will now shift its focus towards expanding its bitcoin mining operation, with the goal of increasing mining capacity prior to the next bitcoin halving event. Additionally, resources will be allocated towards the development of clinical trials on psychedelics, emphasizing the creation and commercialization of a comprehensive portfolio of safe and effective psychedelic-based therapeutic products.

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Nate’s Food Co.

Dated: July 5, 2023	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO

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